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Office the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549


May 15, 2002


Dear Sir/Madam:

We have read Item 4 included in the Form 8-K dated May 15, 2002 of Independent Bank Corp. filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.


Very truly yours,


/s/ Arthur Andersen LLP
ARTHUR ANDERSEN LLP


Cc:
Mr. Edward H. Seksay, General Counsel
Independent Bank Corp.